EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Continucare Corporation Amended and Restated 2000 Stock Incentive Plan of our reports dated September 10, 2009, with respect to the consolidated financial statements of Continucare Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2009, and the effectiveness of internal control over financial reporting of Continucare Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
May 5, 2010

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